UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2010

COHEN & COMPANY INC.

(Formerly Alesco Financial Inc.)

(Exact name of registrant as specified in its charter)

Maryland	1-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania		19104
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 701-9555

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 22, 2010, the Board of Directors of Cohen & Company Inc. (the “Company”) adopted the Cohen & Company Inc. 2010 Long-Term Incentive Plan (the “Plan”). The ability to grant equity-based awards to members of the Company’s board of directors and employees of the Company under the Plan permits the Company to recognize the contributions made to the Company by such persons and provides them with an additional incentive to join or remain with the Company and to devote themselves to the Company’s success by providing them with an opportunity to acquire or increase their proprietary interest in the Company.

The Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company. Awards by the Committee that result in the issuance of the Company’s common stock will be subject to approval of the Plan by the Company’s stockholders. The Company intends to seek approval of the Plan by the stockholders at the Company’s 2010 annual meeting. All directors and employees of the Company or its affiliates are eligible to receive awards under the Plan, including the Company’s named executive officers, Daniel G. Cohen, Christopher Ricciardi and Joseph W. Pooler, Jr.

Awards under the Plan may be made to eligible persons in the form of options (including stock appreciation rights), restricted stock, restricted stock units, dividend equivalent rights and other forms of equity-based awards as contemplated in the Plan. With respect to option awards, the exercise price of the option is required to be at least 100% of the fair market value of a share of the Company’s common stock on the grant date. The aggregate maximum number of shares of the Company’s common stock that may be granted under the Plan is 1,580,000 shares, subject to adjustment in the event there is a merger, consolidation, stock split, reclassification, recapitalization or similar transaction with respect to the Company’s common stock. No award may be granted under the Plan after April 22, 2020.

Awards under the Plan may be subject to the attainment of objective performance goals that are established by the Committee and, with respect to awards to executive officers of the Company, may be made with the intention of qualifying as “performance-based” compensation (“Performance Based Compensation”) under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) thereby exempting such awards from the limitations in Section 162(m) on the tax deductibility of certain compensation paid to executive officers in excess of $1,000,000 (“Performance-Based Compensation Rules”).

For awards intended to qualify as Performance-Based Compensation, performance goals shall be based on one or more of the following business criteria (which may be determined for these purposes either by reference to the Company as a whole or by reference to any one or more of its subsidiaries, operating divisions or other operating units): stock price, revenues, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues, productivity, level of managed assets and near or long-term earnings potential, or any variation or combination of the preceding business criteria. In addition, the Committee may utilize as an additional performance measure (to the extent consistent with the Performance-Based Compensation Rules) the attainment by a participant of one or more personal objectives and/or goals that the Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company, or the exercise of specific areas of managerial responsibility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

COHEN & COMPANY INC.

Date: April 27, 2010	By:	/s/ Joseph W. Pooler, Jr.
Joseph W. Pooler, Jr. Executive Vice President, Chief Financial Officer and Treasurer

3